Exhibit 10.1

                              SEPARATION AGREEMENT

         This SEPARATION AGREEMENT (the "Agreement"), dated as of this 25th day of June, 2006, is by and between LifePoint CSGP, LLC, a Delaware limited liability company with its principal place of business at 103 Powell Court, Suite 200, Brentwood, Tennessee (the "Company"), and Kenneth C. Donahey, a resident of Brentwood, Tennessee ("Executive").

                                    RECITALS:

         WHEREAS, the Company engaged Executive as its Chief Executive Officer and President pursuant to that certain Employment Agreement effective June 25, 2001, as amended and restated effective December 31, 2004, and attached hereto as Exhibit A (the "Employment Agreement"), and Executive currently serves as a member and Chairman of the Board of Directors of the Company and as the Chairman and Chief Executive Officer of LifePoint Hospitals, Inc.; and

         WHEREAS, the Company and Executive have decided that Executive shall terminate his employment with the Company (and with any of the Company's subsidiaries and affiliates, including LifePoint Hospitals, Inc.) effective as of the Separation Date (as defined below), and the Company and the Executive now desire to enter into this Agreement to set forth the terms and conditions of Executive's separation from the Company and its subsidiaries and affiliates.

                                   AGREEMENT:
         NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and Executive do hereby agree as follows:

         1. Termination of Employment. Executive's employment with the Company (and with any of its subsidiaries and affiliates) and the Employment Agreement shall both terminate effective 11:59 p.m., local time, on June 25, 2006 (the "Separation Date"); provided, however, that the "Confidentiality/Trade Secrets" provisions of Section 6(a) (Restrictive Covenants) of the Employment Agreement shall survive such termination and the obligations of Executive thereunder shall extend for a period of three (3) years following the Separation Date. Executive further hereby resigns as a member and Chairman of the Board of Directors of LifePoint Hospitals, Inc. and from any other positions, appointments or offices he may hold with LifePoint Hospitals, Inc., the Company, and any of their respective subsidiaries and affiliates, all effective as of the Separation Date.

         As of the Separation Date, other than as expressly provided for in this Agreement, and except for accrued vacation pay which shall be paid to Executive within ten days following the Separation Date, the Company shall have no further obligations to Executive under the provisions of the Employment Agreement, and except as otherwise provided herein, all other agreements and arrangements between the Company and Executive related to his employment shall be terminated and be of no further force and effect; provided, however, that nothing in this Agreement shall affect Executive's rights to indemnification as a former officer or director under the Company's Certificate of Incorporation or Bylaws (or under the constituent documents of any subsidiary or affiliate of the Company), any

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contractual indemnification agreement(s) Executive may have with the Company, or under applicable law. The terms, conditions, and agreements of the parties hereunder shall supersede the terms, conditions, and agreements contained and provided for in the terminated agreements.

         2. Consideration; Benefits. The Company agrees to pay Executive the sum of $3,500,000.00, subject to applicable tax withholding, payable in two equal installments of $1,750,000 each, without interest: (a) the first on December 27, 2006; and (b) the second on June 26, 2007. The Company further agrees to provide Executive with insurance coverage (medical, life, and disability) commensurate with the coverage provided to Executive immediately prior to the Separation Date for a period of two (2) years following the Separation Date.

         Other than as set forth in this Agreement, as of the Separation Date, Executive will no longer be entitled to participate in or receive any other benefits available to employees of the Company; provided, however, that nothing in this Agreement shall serve to diminish any benefits Executive has under the provisions of the Company's 401(k), profit sharing or other similar qualified plan(s) as of the Separation Date or any rights Executive may have under such plan(s) thereafter as a former employee of the Company or any of its subsidiaries or affiliates. Executive's rights with respect to stock options and restricted stock granted to him by the Company shall be governed by the terms of the respective plans and grant agreements pursuant to which such grants were made. Executive and the Company acknowledge and agree that pursuant to the terms of such plans and agreements (as amended or modified to date), any shares of restricted stock and any stock options that have not vested as of the Separation Date shall be forfeited and that any vested stock options that have vested as of the Separation Date may be exercised within a period of thirty-six (36) months after the Separation Date but shall be forfeited if not exercised within such thirty-six (36) month period.

         Executive acknowledges and agrees that the consideration and benefits described in this Agreement constitute all amounts owed, due and/or payable to Executive, that neither the Company nor any of its subsidiaries or affiliates shall be liable to Executive for any additional consideration or benefits, and that except as otherwise provided in this Agreement, Executive shall be responsible for any and all taxes and other assessments payable by Executive as the result of his receipt of the consideration and benefits provided under this Agreement.

         3. Taxes. If there is a determination that the payments and other benefits called for under this Agreement, in combination with any other payments or benefits to or for the benefit of Executive from the Company or any predecessor or successor organization, will result in Executive's being subject to an excise tax under Section 4999 of the Code and/or if such tax is assessed against Executive as a result of such payments or other benefits, the Company shall make a Gross Up Payment (as defined in this Section 3) to or on behalf of Executive as and when such determination(s) and assessment(s), as appropriate, are made, provided Executive takes such action as the Company reasonably requests under the circumstances to mitigate or challenge, or to mitigate and challenge, such tax and the Company complies with its obligations as described in this Section 3.


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         A "Gross Up Payment" means a payment to or on behalf of Executive which shall be sufficient to pay (i) any such excise tax in full, (ii) any federal, state and local income tax and social security and other employment tax on the payment made to pay Executive's excise tax as well as any additional excise tax on such payment and (iii) any interest or penalties assessed by the Internal Revenue Service on Executive if such interest or penalties are attributable to the Company's failure to comply with its obligations under this Section 3 or applicable law. Any determination under this Section 3 by the Company or the Company's accountants shall be made in accordance with Section 280G of the Code and any applicable related regulations (whether proposed, temporary or final) and any related Internal Revenue Service rulings and any related case law and, if the Company reasonably requests that Executive take action to mitigate or challenge, or to mitigate and challenge, any such tax or assessment and the Executive complies with such request, the Company shall provide Executive with such information and such expert advice and assistance from the Company's accountants, lawyers and other advisors as he may reasonably request and shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest and other assessments.

         4. Indemnification; Insurance. The Company hereby agrees to indemnify and hold harmless, and provide advancement of expenses to, Executive in his capacity as either a director or executive officer of the Company to the fullest extent permitted by law and by the Certificate of Incorporation and Bylaws of the Company. For three years after the Separation Date, the Company shall, to the extent commercially practicable, use its best efforts in good faith to cause to be maintained in effect the current policies of directors' and officers' liability insurance heretofore maintained by the Company (provided that the Company may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing the current terms and conditions which are no less advantageous) covering acts or omissions occurring at or prior to the Separation Date with respect to Executive in his capacity as director or executive officer of the Company. Such policies shall provide Executive with the same amount and coverage as is provided to the incumbent chief executive officer and/or directors of the Company during the three-year period following the Separation Date.

         5. Releases. Executive, for himself, his heirs, successors, administrators, and assigns, hereby releases and forever extinguishes all claims that he may have had, may now have or may hereafter have against the Company and its subsidiaries and affiliates and each of their respective predecessors, subsidiaries, affiliates, directors, officers, managers, employees, agents, successors, administrators, and assigns, including but not limited to any claims or liabilities relating to Executive's employment with the Company and any of its subsidiaries and affiliates or the termination of his employment relationship with the Company and any of its subsidiaries and affiliates, including, without limitation, any and all claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act), the Civil Rights Acts of 1866 and 1871, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1975, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Tennessee Human Rights Act, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment, as well as any and all claims under state contract or tort law; provided, that the foregoing release shall not apply to (i) any actions to enforce rights arising from any representations, covenants or agreements made by the Company under this Agreement, and (ii) any claim by Executive for indemnification as a former officer or director of the Company or any of its subsidiaries or affiliates.

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         Executive further agrees that he waives any and all right to recover any damages or compensation awarded as a result of any claim, charge or lawsuit brought by any person or local, state or federal governmental agency on any basis whatsoever related to his former employment, including, but not limited to, the statutes, ordinances and laws set forth above.

         The Company, for itself, its predecessors, successors, subsidiaries and affiliates, hereby releases and forever extinguishes all claims that it or they may have had, may now have, or may hereafter have against Executive, his heirs, successors, administrators, and assigns, including, but not limited to, any claims or liabilities relating to Executive's employment with the Company and any of its subsidiaries and affiliates; provided, that the foregoing release by the Company shall not apply to any claims or actions to enforce rights arising from any representations, covenants or agreements made by Executive under this Agreement.

         6. Noncompetition; Nonsolicitation; Nondisparagement. In consideration of the benefits to be received by Executive hereunder, Executive agrees that he will not, at any time during the one (1) year period following the Separation Date, without the explicit written consent of the Company (i) directly or indirectly, whether as an officer, director, owner, investor, employee, consultant, partner, affiliate or other participant, engage in either (A) the acute care hospital business (either as an existing or start-up business) within a non-urban service area located in the continental United States, (B) the business of developing and/or operating surgery centers or diagnostic/imaging centers within a twenty (20) mile radius of any location where the Company or any of its subsidiaries or affiliates, as of July 1, 2006, (x) owns, leases, manages or otherwise maintains an operating facility, or (y) engages in any business, or (C) any business involved primarily in the physician recruitment business that may, as part of its operation, be engaged in the recruitment of physicians away from hospitals owned or operated by the Company or any of its subsidiaries or affiliates (any of such businesses or activities described in (A), (B) and (C) being hereinafter called a "Competing Business"), or (ii) intentionally assist others, in any material way, in engaging in any Competing Business in the manner described in the foregoing clause (i); provided, however,
(a) Executive may own stock in any publicly held company listed on a national securities exchange or whose stock is regularly traded in the over the counter market as long as such holding at no time exceeds five percent (5%) of the total outstanding stock of such company: (b) Executive may own passive interests in a fund that invests in a company conducting business in the health care industry so long as such holding at no time exceeds a direct five percent (5%) of the interests of the fund or an indirect five percent (5%) of the interests of such company, in each case of (a) and (b), so long as Executive is not an officer, director, owner, investor, employee, consultant, partner, affiliate or otherwise a participant in, or associated with, (other than as a result of ownership in such publicly held company, fund or portfolio company, as permitted above) such fund or company: and (c) Executive may be employed by or retained as a consultant to a company engaged in the acute care hospital business primarily in urban areas that may also engage to a limited extent in Competing Businesses operating within a twenty (20) mile radius of any location where the Company or any of its subsidiaries or affiliates, as of July 1, 2006, (x) owns, leases, manages or otherwise maintains an operating facility, or (y) engages in any business so long as Executive has no involvement with the operation of the Competing Businesses within such twenty (20) mile radius.

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         In addition, Executive agrees that during the one (1) year period following the Separation Date, Executive shall not directly or indirectly induce or encourage any employee of the Company or any of its subsidiaries or affiliates to leave the employ of the Company or any of its subsidiaries or affiliates or otherwise hire any such employee in any business capacity.

         Executive further agrees, now and in the future: (i) not directly or indirectly to make or cause or assist to be made any statements or comments that might reasonably be considered derogatory or defamatory or to harm the reputation and good name of any of the Company or any of its subsidiaries and affiliates; and (ii) to cooperate in all reasonable respects with regard to any regulatory and litigation matters relating to the Company or any of its subsidiaries or affiliates during the period of his employment with the Company.

         The Company agrees, now and in the future, not directly or indirectly to make or cause or assist to be made any statements or comments that might reasonably be considered derogatory or defamatory or to harm the reputation and good name of Executive. Nothing in this Section 6 shall restrict the Company (or any officer, director, employee or agent thereof) or Executive from making any true statements in connection with any legal proceeding or as required by applicable law.

         7. Representations of Executive. Executive represents to the Company that to Executive's knowledge during the course of his employment with the Company and its subsidiaries and affiliates, he complied in all material respects with the provisions of the Common Ground Compliance Program of LifePoint Hospitals, Inc., he has not engaged in any intentional misconduct, violations of law, fraud, or breach of fiduciary duty, and he is not aware of any possible material violations that are not otherwise known by one or more other senior executive officers of LifePoint Hospitals, Inc., by any director, officer, employee, agent of or consultant to the Company or of any of its subsidiaries and affiliates of any federal or state laws or regulations, including those related but not limited to health and welfare benefits, retirement benefits, compensation and governmental reimbursement programs or the "fraud and abuse" statutes and regulations. Executive further represents that he has not reported any such possible violations to any court, attorney, governmental entity or any other organization empowered to enforce such laws, rules and regulations.

         The senior officers of Lifepoint Hospitals, Inc. have no actual knowledge that any of the foregoing representations are inaccurate in any material respect.

         8. Revocation; Acknowledgments. Following the date of Executive's execution of this Agreement, Executive shall have seven (7) days within which to revoke this Agreement, in which case it shall become null and void. To revoke this Agreement, Executive must state that intention in writing and deliver the writing to the Company before the close of regular business on the seventh (7th) day. Should Executive not exercise his right to revoke this Agreement within seven (7) days after the date of execution, this Agreement shall remain in full force and effect.


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

         Executive expressly acknowledges that the Company has advised him that he may consult with an attorney should he desire legal advice before executing this Agreement. Executive further acknowledges that he has been given twenty-one
(21) days in which to consider entering into this Agreement. As evidenced by his signature below, Executive agrees that he has taken such time as he feels is necessary to read and review this Agreement and seek legal advice, and now freely, voluntarily and without coercion agrees to and understands the significance and consequences of its terms. Executive hereby knowingly and voluntarily waives his right to the full twenty-one (21) day review period. Executive acknowledges that this is a complete and permanent waiver release and settlement of certain legal rights.

         9. Breach. It is understood and agreed that the breach of any of the covenants herein (including any breaches of Section 6(a) of the Employment Agreement) by Executive would constitute a material breach of this Agreement by Executive entitling the Company to obtain injunctive and/or other appropriate relief in the event of said breach, including but not limited to, an action for damages or specific performance.

         10. Notices. Any notice required or desired to be given under this Agreement shall be in writing and shall be delivered personally, transmitted by facsimile or mailed by registered mail, return receipt requested, or delivered by overnight courier service and shall be deemed to have been given on the date of its delivery, if delivered, and on the third (3rd) full business day following the date of mailing, if mailed, to each of the parties thereto at the following respective addresses as may be specified in any notice delivered or mailed as above provided:

         (i)  If to the Executive, to

                  Kenneth C. Donahey
                  5101 Country Club Drive
                  Brentwood, Tennessee 37027
                  Facsimile: (615) 376-0751

         (ii) If to the Company, to

                  LifePoint Hospitals, Inc.
                  103 Powell Court, Suite 200
                  Brentwood, Tennessee
                  Attention:  William F. Carpenter III
                  Facsimile: (615) 372-8572

         11. Waiver of Breach; Severability. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party. In the event any portion of this Agreement is deemed illegal, unenforceable or void by a court of competent jurisdiction, this Agreement shall continue in full force and effect without said portion unless the absence of such materially alters the rights and obligations of the parties to this Agreement.


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

         12. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. This Agreement is personal to Executive, and he may not assign any of his rights or delegate any of his duties or obligations under this Agreement except that Executive's rights hereunder shall inure to the benefit of, and be binding upon, his beneficiaries, heirs or personal representative.

         13. Entire Agreement. This instrument contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         14. Choice of Law; Arbitration. This Agreement shall be governed and interpreted under the laws of the State of Tennessee. Except with respect to the Company's right to obtain injunctive relief or seek specific performance in connection with Executive's breach of Sections 1 and 5 herein, the parties agree that any dispute arising out of this Agreement, which they cannot in good faith resolve, shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association governing commercial arbitration. Such arbitration shall be conducted in the Nashville, Tennessee metropolitan area. The losing party in any such arbitration proceeding shall pay the costs of arbitration including the arbitrator's fees, but each party will pay their own legal fees.

         15. Headings. The sections, subjects and headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         16. Guaranty of Obligations. LifePoint Hospitals, Inc. hereby guarantees the payment obligations of the Company under Section 2 of this Agreement.

         17. Legal Expenses. The Company shall pay the reasonable legal expenses of Executive incurred in connection with the negotiation, preparation and execution of this Agreement.

         18. Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.



                            [signature page follows]


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            IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written.


                                   EXECUTIVE:


                                   ___________________________________________
                                   Kenneth C. Donahey


                                   COMPANY:

                                   LifePoint CSGP, LLC


                                   By:  ______________________________________
                                   Its: ______________________________________





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                                    EXHIBIT A

                              Employment Agreement